EXHIBIT TO ITEM 77M

MERGERS

Touchstone Variable Series Trust

      On April 18, 2017, the Board of Trustees of Touchstone Variable Series Trust approved the Agreement and Plan of Reorganization (the 'Plan') between Sentinel Group Funds Inc. and the Touchstone Variable Series Trust, whereby all assets of each target fund would transfer to each acquiring fund all of its assets, subject to all of its liabilities, in exchange for shares of each of the acquiring funds as indicated below.

INFORMATION DISPLAYED IN THE FOLLOWING ORDER
Target Funds
Acquiring Funds

Sentinel Variable Products Balanced Fund
Touchstone Balanced Fund, a
series of Touchstone Variable Series Trust


Sentinel Variable Products Bond Fund
Touchstone Bond Fund, a series
of Touchstone Variable Series Trust


Sentinel Variable Products Common Stock Fund
Touchstone Common Stock Fund, a
series of Touchstone Variable Series Trust

Sentinel Variable Products Small Company Fund
Touchstone Small Company Fund,
a series of Touchstone Variable Series Trust


      Circumstances and details of the reorganization are described and incorporated by reference to Form N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on July 25, 2017 (Accession No.: 0001398344-17-009031).